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                                                                   EXHIBIT 23(i)

                      CONSENT OF GOLDMAN, SACHS & CO.

                     [Goldman Sachs & Co. Letterhead]

March 10, 2000
Board of Directors
Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Ft. Worth, TX 76131

Re: Form F-4 and S-4 of Canadian National Railway Company and North American Railways, Inc.

Ladies and Gentlemen:

   Attached is our opinion letter dated December 18, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Burlington Northern Santa Fe Corporation (the "Company") of the Exchange Ratio (as defined) pursuant to the Combination Agreement, dated as of December 18, 1999 (the "Agreement"), by and among Canadian National Railway Company ("Canadian National Railway"), the Company, North American Railways, Inc., a corporation owned 50% by Canadian National Railway and 50% by the Company ("Newco"), and Western Merger Sub. Inc., a wholly owned subsidiary of Newco.

   The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

   In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Opinions of Financial Advisors", "THE COMBINATION--Our Reasons for the Combination; Other Factors Considered by the Burlington Northern Santa Fe Board that Favored the Combination", and "THE COMBINATION--Opinions of Financial Advisors", and to the inclusion of the foregoing opinion as Annex H to the Joint Proxy Statement/Circular/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.